                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934




                               (Amendment No.  5)
                                              ---

                               Arch Petroleum Inc.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                   03939B-10-5
                                ----------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO. 03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Indemnity Company
     S.S. or I.R.S Identification         06-0566050
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         4,363,640*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    4,363,640*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  4,363,640*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   20.1%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------
* Assumes conversion of certain Preferreds.

                                  SCHEDULE 13G

CUSIP NO. 03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers Property Casualty Corp.
     S.S. or I.R.S Identification       16-1445591
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         4,363,640*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    4,363,640*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  4,363,640*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   20.1%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------
* Assumes conversion of certain Preferreds.

                                  SCHEDULE 13G

CUSIP NO.  03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Life and Annuity Company
     S.S. or I.R.S Identification         06-0904249
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          1,090,909*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     1,090,909*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   1,090,909*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.9%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IC
     (See Instructions)

--------------------------------------------------------------------------------
* Assumes conversion of certain Subordinated Notes.

                                  SCHEDULE 13G

CUSIP NO. 03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Company
     S.S. or I.R.S Identification         06-0566090
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          1,090,909*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     1,090,909*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   1,090,909*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    5.9%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------
* Assumes conversion of certain Subordinated Notes.

                                  SCHEDULE 13G

CUSIP NO.   03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person           The Travelers Insurance Group Inc.
     S.S. or I.R.S Identification       06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                          Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         5,454,549*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    5,454,549*

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  5,454,549*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                  23.9%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

* Assumes conversion of certain Preferreds and Subordinated Notes.

                                  SCHEDULE 13G

CUSIP NO.   03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person           PFS Services, Inc.
     S.S. or I.R.S Identification       58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------


--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         5,454,549*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    5,454,549*

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  5,454,549*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   23.9%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

* Assumes conversion of certain Preferreds and Subordinated Notes.

                                  SCHEDULE 13G

CUSIP NO.   03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Associated Madison Companies, Inc.
     S.S. or I.R.S Identification       13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         5,454,549*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    5,454,549*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  5,454,549*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   23.9%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

* Assumes conversion of certain Preferreds and Subordinated Notes.

                                  SCHEDULE 13G

CUSIP NO.   03939B-10-5

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers Group Inc.
     S.S. or I.R.S Identification       52-1568099
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                         5,458,549*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                    5,458,549*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                  5,458,549*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   24.0%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

--------------------------------------------------------------------------------

* Assumes conversion of certain Preferreds and Subordinated Notes.

Item 1(a) Name of Issuer:

     Arch Petroleum Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

     777 Taylor Street, Suite II
     Fort Worth, TX  76102


Item 2(a) Names of Persons Filing:

     The Travelers Indemnity Company ("Indemnity")

     Travelers Property Casualty Corp. ("TAP")

     The Travelers Life and Annuity Company ("TLAC")

     The Travelers Insurance Company ("TIC")

     The Travelers Insurance Group Inc. ("TIGI")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of each of Indemnity, TAP, TLAC, TIC and TIGI is:

     One Tower Square
     Hartford, CT  06183

     The address of the principal business office of PFS is:

     3120 Breckinridge Blvd.
     Duluth, GA  30199-0001

     The address of the principal business office of AMAD and TRV is:

     388 Greenwich St.
     New York, NY  10013


Item 2(c) Citizenship:

     Indemnity, TLAC, TIC and TIGI are Connecticut corporations.

     PFS is a Georgia Corporation.

     TAP, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     Common Stock


Item 2(e) CUSIP Number:

     03939B-10-5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [   ]  Broker or Dealer registered under Sec. 15 of the Act

          (b)  [   ]  Bank as defined in Sec. 3(a)(6) of the Act

          (c)  [ X ]  Insurance Company as defined in Sec. 3(a)(19) of the Act

          (d)  [   ]  Investment Company registered under Sec. 8 of the
                      Investment Company Act

          (e)  [   ]  Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

          (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

          (g)  [ X ]  Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

          (h)  [   ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of December 31, 1997) CORRECTED

          (a)  Amount Beneficially Owned:  See Item 9 of cover pages

          (b)  Percent of Class:  See Item 11 of cover pages

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

               (ii)  shared power to vote or to direct the vote

               (iii)  sole power to dispose or to direct the disposition of

               (iv)  shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By the Parent Holding Company

         TAP is the sole stockholder of Indemnity; TIGI is the majority stockholder of TAP; TIC is the sole stockholder of TLAC; TIGI is the sole stockholder of TIC; PFS is the sole stockholder of TIGI; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 1998

                      The Travelers Indemnity Company



                      By: /s/ Marla A. Berman
                         ---------------------------
                         Name:  Marla A. Berman
                         Title:   Assistant Secretary


                      Travelers Property Casualty Corp.



                      By: /s/ Marla A. Berman
                         ---------------------------
                         Name:  Marla A. Berman
                         Title:   Assistant Secretary


                      The Travelers Life and Annuity Company



                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Assistant Controller


                      The Travelers Insurance Company


                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Assistant Controller


                      The Travelers Insurance Group Inc.


                      By: /s/ Marla A. Berman
                         ---------------------------
                         Name:  Marla A. Berman
                         Title:   Assistant Secretary


                      PFS Services, Inc.


                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Controller & Vice President


                      Associated Madison Companies, Inc.


                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Controller & Vice-President


                      Travelers Group Inc.


                      By: /s/ Charles J. Gallo, Jr.
                         ---------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title:   Assistant Controller

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------


EXHIBIT 1
---------

Agreement among Indemnity, TAP,
TLAC, TIC, TIGI, PFS, AMAD and TRV
as to joint filing of
Schedule 13G